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                                                                    EXHIBIT 12.2

                          CDI GROUP, INC. & SUBSIDIARY

                    COMPUTATION OF EARNINGS TO FIXED CHARGES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

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                                                                                    FISCAL     FISCAL     FISCAL
                                                                                     YEAR       YEAR       YEAR
                                                                                     ENDED      ENDED      ENDED
                                                                                   JULY 28,   JULY 26,   JULY 25,
EARNINGS AVAILABLE FOR FIXED CHARGES                                                 1996       1997       1998
---------------------------------------------------------------------------------  ---------  ---------  ---------
Income before income taxes.......................................................  $   6,035  $   8,211  $   5,040

ADD
Interest expense.................................................................      5,326      4,586      8,423
Interest component of rent expense...............................................      2,624      2,811      3,057
                                                                                   ---------  ---------  ---------
Income as adjusted...............................................................  $  13,985  $  15,608  $  16,520
                                                                                   ---------  ---------  ---------
Fixed Charges

Interest expense.................................................................  $   5,326  $   4,586  $   8,423
Interest component of rent expense...............................................      2,624      2,811      3,057
                                                                                   ---------  ---------  ---------
Total Fixed Charges..............................................................  $   7,950  $   7,397  $  11,480
                                                                                   ---------  ---------  ---------
Ratio of earnings to fixed charges...............................................       1.76       2.11       1.44
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